UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OneBeacon Insurance Group, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014

Annual General Meeting

of Members and

Proxy Statement

ONEBEACON INSURANCE GROUP, LTD.

NOTICE OF 2014 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 21, 2014

April 8, 2014

Notice is hereby given that the 2014 Annual General Meeting of Members of OneBeacon Insurance Group, Ltd. will be held on Wednesday, May 21, 2014, at 12:00 noon Atlantic Time at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. At this meeting, you will be asked to consider and vote upon the following proposals:

1)                                     to elect four of the Company’s directors to Class II with a term ending in 2017;

2)                                     to authorize the election of the Board of Directors of Split Rock Insurance, Ltd.;

3)                                     to approve the advisory resolution on executive compensation; and

4)                                     to approve the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2014.

The Company’s audited financial statements for the year ended December 31, 2013, as approved by the Company’s Board of Directors, will be presented at the Annual General Meeting.

Members of record of common shares on the record date, which is March 27, 2014: (1) who are individuals, may attend and vote at the meeting in person or by proxy; or (2) which are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy. A list of all members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 8, 2014, at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Every person entitled to vote shares has the right to do so either in person or by a written proxy executed and filed with the Secretary. For your convenience, we offer three ways for members to vote by proxy in advance of the Annual General Meeting: by electronic completion of a proxy, by telephonic completion of a proxy, or, if a member requested a paper copy of these materials, by completing and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these voting options are described in the Notice Regarding the Availability of Proxy Materials we mailed to all members and on the proxy card, if one was requested. We encourage all members to vote by proxy whether or not they expect to attend the meeting.

All members are invited to attend this meeting.

By Order of the Board of Directors,

Sarah A. Kolar
Secretary

ONEBEACON INSURANCE GROUP, LTD. PROXY STATEMENT

OneBeacon Insurance Group, Ltd. (the “Company”) is an exempted Bermuda limited liability company that is publicly traded on the New York Stock Exchange under the symbol “OB.”  The Company’s underwriting companies offer a range of specialty insurance products sold through independent agencies, regional and national brokers, wholesalers and managing general agencies. Each business is managed by an experienced team of specialty insurance professionals focused on a specific customer group or industry segment, and providing distinct products and tailored coverages and services. OneBeacon’s solutions target ocean and inland marine; entertainment, sports and leisure; group accident; crop; public entities; technology; tuition refund; professional liability; environmental; excess property; programs; and commercial surety.

The Company was acquired by White Mountains Insurance Group, Ltd. (“White Mountains”) from Aviva plc in 2001. White Mountains is a holding company whose businesses provide property and casualty insurance, reinsurance and certain other products. During the fourth quarter of 2006, White Mountains sold 27.6 million or 27.6% of our common shares in an initial public offering. Prior to the initial public offering, the Company was a wholly-owned subsidiary of White Mountains. As of March 27, 2014, White Mountains, through various subsidiaries, beneficially owns all of the Company’s issued and outstanding Class B shares, representing 96.8% of the voting power of our voting securities and 75.3% of our outstanding common shares.

Our headquarters are located at 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda. Our U.S. corporate headquarters are located at 601 Carlson Parkway, Minnetonka, Minnesota 55305.  Our registered office is located at 2 Church Street, Hamilton HM 11, Bermuda.

ONEBEACON INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2014 Annual General Meeting of Members (the “2014 Annual Meeting”), to be held on Wednesday, May 21, 2014, at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials (including the Company’s Annual Report on Form 10-K for 2013) will be made available to members of record on or about April 8, 2014.  The Company is bearing the cost of solicitation.

Members Entitled to Vote at the 2014 Annual Meeting

Holders of the Company’s common shares, par value $0.01 per share, as of the close of business on March 27, 2014, the record date, are entitled to vote at the meeting. This includes shares for which you are the “member of record” and those for which you are the beneficial owner held in “street name.” On the record date, there were 95,298,887 common shares outstanding and eligible to vote, 23,544,149 of which were Class A common shares (“Class A shares”), and 71,754,738 of which were Class B common shares (“Class B shares”).

•                  You are the “member of record” if your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services. If you are the member of record, we have made these proxy materials available to you directly and you may grant your voting proxy directly to us or vote in person at the meeting.

•                  You hold your shares in “street name” if your shares are held in a stock brokerage account or by another person, as nominee, on your behalf. If you hold shares in street name, your broker or nominee is making these proxy materials available to you and will provide you a voting instruction card to use. You must use this voting card or follow its instructions regarding voting by proxy on the Internet or by telephone to instruct your broker or nominee as to how you would like to vote your shares. Voting instructions and deadlines vary by institution. You are invited to attend the meeting but may not vote your shares in person at the meeting unless you receive a proxy from your broker or nominee.

If you hold your shares in street name, NYSE rules provide that your broker or nominee may only vote on your behalf without specific voting instructions from you on “routine” matters, such as the appointment of the Company’s independent registered public accounting firm (Proposal 4). The election of directors and executive compensation proposals are considered “non-routine” matters, and your broker or nominee will therefore be unable to vote on your behalf on these matters unless you provide specific voting instructions by way of the voting instruction card your broker or nominee provides you. If you do not instruct your broker or nominee on Proposals 1, 2 and 3 (referred to as a broker non-vote), your vote will be considered as present for quorum purposes but not included in the number of votes cast for these ballot items and will have no effect on the voting for these items. If you abstain, your vote will have the effect of a vote against the ballot items. Should any matter not described in this Proxy Statement be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2014 Annual Meeting.

Delivery of Proxy Materials

Pursuant to Securities and Exchange Commission (“SEC”) rules, we are making our proxy materials, which include our Notice of the 2014 Annual Meeting, Proxy Statement and Annual Report on Form 10-K for 2013, available to you over the Internet at www.proxyvote.com instead of mailing you a printed set of the proxy materials. You will need your 12-digit Control Identification Number, provided with the Notice Regarding the Availability of Proxy Materials, to access the proxy materials. In accordance with the e-proxy process, we mailed to each of our members of record as of the close of business on March 27, 2014, a Notice Regarding the Availability of Proxy Materials, which mailing commenced on or about April 8, 2014. The Notice Regarding the Availability of Proxy Materials contains instructions on how you may access our proxy materials and vote your shares by proxy over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions included with the Notice Regarding the Availability of Proxy Materials.

How to Vote

Every person entitled to vote shares has the right to do so either in person or by a written proxy executed and filed with the Secretary. Please refer to “Members Entitled to Vote at the 2014 Annual Meeting” above to determine whether you are the member of record of your shares or if you are the beneficial owner holding them in street name. For your convenience, we offer three ways for members to vote by proxy in advance of the 2014 Annual Meeting which are summarized below.

•                  By Proxy Over the Internet or by Telephone. The Internet and telephone voting procedures we established for members of record to vote by proxy are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. If you are a member of record, follow the voting instructions set forth on the Notice Regarding the Availability of Proxy Materials to vote by proxy over the Internet or telephone. Internet and telephone voting by proxy ends at 11:59 p.m. Atlantic Time on May 20, 2014. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker or nominee. Please follow those instructions closely.

•                  Proxy Card. If you are a member of record and request that a printed copy of the proxy materials be sent to you, you will receive a proxy card with a postage-paid envelope. Complete, sign (exactly as your name appears on your proxy card) and date the card and return it in the envelope. If you are a member of record and return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of the Class II directors, FOR authorization of the election of the directors of Split Rock Insurance, Ltd. by its Member, FOR the approval of the advisory resolution on executive compensation, and FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014. Beneficial owners who hold their shares in street name may vote their shares by providing voting instructions to their broker or nominee before the meeting.

•                  In Person at the 2014 Annual Meeting. All members may vote in person at the meeting. If you hold your shares in street name, you must obtain and present at the meeting a legal proxy from your broker or nominee and present it to the inspector of election with your ballot to vote at the meeting.

We encourage you to vote by proxy over the Internet or telephone or by proxy card in advance of the meeting, even if you plan to attend the meeting. If you received more than one Notice Regarding the Availability of Proxy Materials, you hold shares registered in more than one name. Please vote all shares for which you received a Notice Regarding the Availability of Proxy Materials so that you can ensure that all of your shares are represented at the meeting.

Changing Your Vote

You may change your vote and revoke your proxy prior to the vote at the 2014 Annual Meeting. If you are a member of record, you may change your vote in any of the following ways:

•                  sending a written statement revoking your proxy to our corporate secretary at: Secretary, OneBeacon Insurance Group, Ltd., 14 Wesley Street, 5th floor, Hamilton HM 11, Bermuda. We must receive your written statement by May 20, 2014, for it to be effective in revoking your proxy;

•                  submitting a new, proper proxy by Internet, telephone or proxy card after the date of the revoked proxy, but no later than 11:59 p.m. Atlantic time on May 20, 2014; or

•                  attending the meeting and voting in person.

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or nominee by the deadline your broker or nominee has set for changing voting instructions.

Votes Required for Approval

With respect to the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be deemed elected. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2014 Annual Meeting, in person or by proxy, provided a quorum is present.  Members do not have cumulative voting rights.

PROPOSAL 1—ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”). Each Class serves a three-year term. At the 2014 Annual Meeting, David T. Foy, Richard P. Howard, Ira H. Malis, and Patrick A. Thiele are nominated to be elected as Class II directors with a term ending in 2017.

The nominees, together with the other members of the Board, are listed below, along with their biographies and qualifications to serve as directors of our Board.

Director Qualifications and Board Diversity

The Nominating and Governance Committee is responsible for identifying and evaluating director candidates and recommending them to the Board for nomination and election by members. In performing this role, the Nominating and Governance Committee does not set specific criteria for directors nor does it have a formal diversity policy. The Committee is responsible for determining desired Board skills and attributes at any given time based upon the needs of the Company, the Board and the standing committees of the Board. All directors must possess the attributes of integrity, strong leadership, sound judgment, excellent decision making skills and a willingness to work as an integral part of a team. All directors must be willing to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee may consider qualifications such as independence, expertise and breadth of experience in a variety of areas including finance, leadership, risk management, legal and regulatory compliance, and the insurance industry. The Nominating and Governance Committee may consider any other factor, skill, qualification or attribute it deems relevant as it determines the best mix of characteristics for the members of the Board at any given time. The Board believes that having directors with a combination of these skills and experience ensures that the Board and the Company are operating most effectively.

The current members of the Board, nominees and terms of each Class are set forth below:

Director	Age	Director Since
Class I Directors—Term ending in 2016
Lois W. Grady	69	2006
T. Michael Miller	55	2006
Lowndes A. Smith	74	2006
Kent D. Urness	65	2007
Class II Nominees—Term ending in 2017*
David T. Foy	47	2006
Richard P. Howard	67	2006
Ira H. Malis	54	2007
Patrick A. Thiele	63	2014
Class III Directors—Term ending in 2015
Raymond Barrette	63	2007
Reid T. Campbell	46	2006
Morgan W. Davis	63	2006

*Nominees to be elected at the 2014 Annual Meeting

The Board recommends a vote FOR Proposal 1, which calls for the election of the 2014 nominees.

The following information presents the principal occupation, business experience and other affiliations of the directors.

Class I Directors—Term Ending in 2016

Lois W. Grady has been a director of the Company since December 2006. She has served as an independent consultant since her retirement from Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. Ms. Grady served as Executive Vice President and Director of Information Systems and Services at Hartford Life from 2002-2004 and as Senior Vice President and Director of Investment Product Services at Hartford Life from 1998-2002. Ms. Grady also serves on the Board of Directors of Symetra Financial Corporation where she chairs the Compensation Committee.

Ms. Grady possesses extensive experience in the insurance and financial service industries having served as a member of the senior management team at Hartford Life. While at Hartford Life, Ms. Grady gained broad experience in the areas of technology, systems, strategy, mergers and acquisitions, financial reporting, expense management, risk management and legal and regulatory compliance.

T. Michael Miller has been a director of the Company since August 2006, and has served as President and Chief Executive Officer of the Company since October 2006. Mr. Miller joined the Company in April 2005 to assume responsibility for the Company’s insurance operations. Throughout his tenure at the Company, Mr. Miller has also held various chief executive positions with OneBeacon companies. Mr. Miller’s experience prior to joining OneBeacon includes 10 years at St. Paul Travelers, most recently as Co-Chief Operating Officer, and 14 years with The Chubb Corporation.

Mr. Miller possesses over 30 years of experience in the insurance industry. He is the Chief Executive Officer of the Company and thus has extensive experience and detailed knowledge of all aspects of the business and operations of the Company, including the Company’s strategy, management, risk profile and financial issues.

Lowndes A. Smith has been Chairman of the Board of the Company since October 2006. Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2001. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. and President and Chief Executive Officer of Hartford Life Insurance Company until 2001. He joined The Hartford in 1968. He is currently co-chair of the Investment Committee of The Hartford’s mutual funds and serves as a director of 84 investment companies in the mutual funds of The Hartford. Mr. Smith is also a director, the Chair of the Audit Committee and serves on the Compensation Committee of the Board of Directors of White Mountains and also serves as the Chairman of the Board of Directors of Symetra Financial Corporation where he also serves on the Audit, Compensation and Nominating & Governance Committees.

Mr. Smith possesses more than 40 years of experience in the property and casualty and life insurance industries and has broad management, financial and board experience. He has extensive financial reporting, accounting, management, risk management, mergers and acquisitions and investor relations experience.

Kent D. Urness has been a director of the Company since February 2007. From his retirement from St. Paul Travelers in April 2005 until November 2006, Mr. Urness served as Non-Executive Chairman of St. Paul Travelers Insurance Company and as a Non-Executive Director of St. Paul at Lloyd’s. From 2001 until his retirement, he served as Executive Vice President with responsibility for International and Lloyd’s. He served in positions of increasing responsibility over his 34-year career at St. Paul Travelers.

Mr. Urness possesses more than 40 years of experience in the insurance industry having worked for 34 years in management and executive positions at The St. Paul Companies and St. Paul Travelers.  He has extensive experience in management, insurance operations, underwriting, technology, systems, financial reporting, regulatory compliance and internal controls, among other things.

Class II Nominees—Term Ending in 2017

David T. Foy has been a director of the Company since October 2006. Mr. Foy has served as Executive Vice President and Chief Financial Officer of White Mountains since April 2003. Prior to joining White Mountains in 2003, Mr. Foy served as Senior Vice President and Chief Financial Officer of Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc.  Prior to joining Hartford Life in 1993, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. Mr. Foy also serves on the Board of Directors of Symetra Financial Corporation where he chairs the Finance Committee.

Mr. Foy possesses extensive financial reporting and insurance industry experience having served as Chief Financial Officer of White Mountains and Hartford Life. Mr. Foy is also an actuary. Because Mr. Foy is Chief Financial Officer of White Mountains, he has extensive and detailed knowledge of the Company’s operations, management, financial reporting, underwriting, reserves, investor relations, rating agency relationships, mergers and acquisitions, capital and business, among other things.

Richard P. Howard has been a director of the Company since October 2006. Mr. Howard has served as a portfolio manager for Prospector Partners, LLC since August 2005. Prior to that, he was a Managing Director of White Mountains Advisors LLC from 2000 through 2005 and a director of the OneBeacon insurance companies from 2002 through 2005. From 1982 through 2001, Mr. Howard held various positions at T. Rowe Price Associates, Inc. Mr. Howard serves as Chairman of the Board of Trustees of Quinnipiac University.

Mr. Howard possesses extensive experience in investments, financial statements, company operations and strategy, among other things, having served in various capacities within the investments and financial services industry for 40 years, including as a portfolio manager for over 25 years. Because of his background and experience as well as his position at Prospector Partners, he has extensive and detailed knowledge of the Company’s investment portfolios, risk tolerance, capital management and business.

Ira H. Malis has been a director of the Company since August 2007. Prior to his retirement in June of 2013, Mr. Malis had served as a Managing Director of Equity Capital Markets at Stifel Nicolaus since November 2007. He was formerly Senior Vice President of Legg Mason Capital Management from 2004 to August 2007. From 2000 to 2004, he served as Sell-Side Director of Research at Legg Mason Wood Walker. Prior to that, he held research analyst and consultant positions at various investment firms from 1983-2000.

Mr. Malis possesses extensive knowledge of the property and casualty insurance industry having worked as an analyst at investment companies and banks for over 20 years. He has broad experience in and knowledge of accounting, financial reporting, capital management, investor relations and ratings agencies as well as the property and casualty insurance industry generally. He also has a detailed understanding of investment portfolios, strategies and performance as well as the financial markets generally.

Patrick A. Thiele has been a director of the Company since February 2014. Mr. Thiele served as Chief Executive Officer of PartnerRe Ltd. from 2000 until his retirement in 2010. He previously held executive roles at CGU (now Aviva) and at The St. Paul Companies, where he spent the first 20 years of his insurance career. At The St. Paul, Mr. Thiele assumed a broad range of responsibilities, culminating in his appointment as its Chief Executive Officer of Worldwide Insurance Operations. Mr. Thiele began his career in 1975, working as a securities analyst with the National Bank of Detroit.

Mr. Thiele possesses more than 30 years of experience in the property and casualty insurance industry, having served in management and executive positions for much of his career. He has expertise in management, insurance operations, underwriting, investment management, technology, systems, financial reporting, regulatory compliance, internal controls and risk management, among other things.

Class III Directors —Term Ending in 2015

Raymond Barrette has been a director of the Company since August 2007. Since January 2007, Mr. Barrette has been Chairman and Chief Executive Officer of White Mountains. He served as a director of White Mountains from 2000 to 2005 and was re-appointed as a director in August 2006. He previously served as President and Chief Executive Officer of White Mountains from 2003 to 2005, as Chief Executive Officer of OneBeacon Insurance Company from 2001 to 2002, as President of White Mountains from 2000 to 2001 and as Executive Vice President and Chief Financial Officer of White Mountains from 1997 to 2000. Prior to joining White Mountains in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company. Mr. Barrette also served as a director of Montpelier Re Holdings, Ltd. from 2001 to 2007.

Mr. Barrette possesses broad management, financial and operational experience having worked in the property and casualty insurance industry for over 35 years. In his current position as the Chairman and Chief Executive Officer of White Mountains, he has

extensive and detailed knowledge and information regarding the business, operations, financial reporting, capital, underwriting and other aspects of the Company. He is also an actuary.

Reid T. Campbell has been a director of the Company since October 2006. He has served as a Managing Director of White Mountains Capital, Inc. since January 2004. He joined White Mountains in 1994 and has served in a variety of financial management positions with White Mountains. Prior to joining White Mountains, Mr. Campbell spent three years with KPMG LLP.

Mr. Campbell possesses extensive financial management, reporting and accounting expertise having served in a variety of financial management positions at White Mountains and a public accounting firm. In his current position as Managing Director of White Mountains Capital, Inc., he has detailed and extensive knowledge and information regarding the business, operations, financial reporting, accounting, financial management, capital management, rating agency relationships and other aspects of the Company.

Morgan W. Davis has been a director of the Company since October 2006. Mr. Davis served as the President and a director of American Centennial Insurance Company, formerly a wholly-owned subsidiary of White Mountains, from October 1999 to October 2008. He formerly was a Managing Director at OneBeacon Insurance Group LLC from 2001 to 2005. From 1994 to 2001, he served in a variety of capacities with White Mountains. Prior to 1994, Mr. Davis was with Fireman’s Fund Insurance Company for seven years and INA/Cigna for ten years. He is also a director, Deputy Chairman of the Board and Chair of the Compensation Committee of White Mountains, and a director of Comparenow.com (formerly Inspop USA LLC), Valen Technology, and Montpelier Re Holdings, Ltd., where he serves as the Chairman of the Compensation and Nominating Committees.

Mr. Davis possesses broad industry, management, operational and board experience having worked in the property and casualty insurance industry for almost 40 years. He has served on the boards of more than a dozen insurance companies, and has held executive and management positions at four large insurance companies.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines that set forth its overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2013. The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

As described in more detail under the heading “Voting Securities and the Principal Holders Thereof,” White Mountains, through various subsidiaries, beneficially owns all of the Company’s issued and outstanding Class B shares, representing 96.8% of the voting power of our voting securities and 75.3% of our outstanding common shares as of the record date. As a result, we rely upon the “controlled company” exemption under New York Stock Exchange Corporate Governance Standards (“NYSE Standards”) with respect to our Board and committee composition. Pursuant to this exemption, we are not required to comply with the rules that require that our Board be comprised of a majority of independent directors as defined by the NYSE Standards. Our Board currently consists of 11 persons, 6 of whom are independent as defined under the NYSE Standards, and 5 of whom are current or former employees or officers of White Mountains or the Company, or are affiliated with an entity that has a material relationship with the Company.

The Board has determined that each of Ms. Grady and Messrs. Davis, Malis, Smith, Thiele and Urness are independent in accordance with NYSE Standards. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or member of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no relationships (other than being directors or members) between Ms. Grady and Messrs. Davis, Malis, Smith, Thiele and Urness and the Company or White Mountains. The Board notes relationships with the other members of the Board as disclosed under the heading “Transactions with Related Persons, Promoters and Certain Control Persons.” In making its independence determinations, the Board considered all such relationships in light of NYSE Standards as well as the attributes it believes should be possessed by independent-minded directors.

At least once per year, and more often if needed, the non-management directors meet in executive session without Company management present. Mr. Smith, the Chairman of the Board, presides over these meetings. The procedures for members, employees and others interested in communicating directly with any or all of the non-management directors are described under “Communication with the Board.”

The Board and its Leadership Structure

The primary responsibility of the Board is to oversee and review management’s performance in order to advance the long-term interests of the Company and its members. The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.

In fulfilling its responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its members. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors. However, it is the Board’s responsibility to establish that it has a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

The Chairman and Deputy Chairman of the Board are selected by the Board from among its members. The Board has no established policy with respect to combining or separating the offices of Chairman and Chief Executive Officer. This decision is made depending on what is in the Company’s best interests at any given point in time.

Mr. Smith serves as the independent Chairman of the Board, and Mr. Miller serves as Chief Executive Officer of the Company and Deputy Chairman of the Board. When White Mountains formed the Company, elected the Board, and initially designed a governance and Board leadership structure in 2006, at the time of the Company’s initial public offering, White Mountains as the majority and controlling member concluded that separation of the positions of Chairman and Chief Executive Officer was appropriate, and the Board believes it is appropriate to maintain this leadership structure.

Committees of the Board

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist Board oversight of the integrity of the Company’s financial statements, the qualifications and independence of the independent auditors, the performance of the internal audit function and the independent auditors, and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof; and (4) prepare the Report of the Audit Committee (which appears under “Report of the Audit Committee”).

Even though we rely on the “controlled company” exemption under the NYSE Standards, we are required to have a fully independent audit committee. The Audit Committee is currently comprised of Mr. Urness (Chairman), Messrs. Malis, Thiele and Smith. All four members of the Audit Committee qualify as audit committee financial experts, as defined in SEC rules, based upon their education, training and experience. The Board has determined that each member of the Audit Committee satisfies applicable requirements under the NYSE Standards as well as the separate audit committee independence standards set forth by the SEC.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans; and (4) review and discuss the Compensation Discussion and Analysis with management (which appears under “Executive Compensation — Compensation Discussion and Analysis”) and prepare the Compensation Committee Report (which appears under “Executive Compensation — Compensation Committee Report”). The Compensation Committee approves all compensation for executive officers and certain other executives who report directly to the Chief Executive Officer except for compensation approved by the Performance Compensation Subcommittee (the “Subcommittee”). The Compensation Committee relies on the Chief Executive Officer and the Chief Human Resources Officer to assess, design and recommend compensation programs, plans and awards for executives and directors, subject to Committee or Subcommittee approval, and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. The Committee or the Subcommittee also approves all long-term equity and non-equity incentive compensation plan awards. The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

Since we rely on the “controlled company” exemption under the NYSE Standards, we are not required to have a fully independent compensation committee. The Compensation Committee is currently comprised of Mr. Smith (Chairman), Mr. Barrette, Ms. Grady and Mr. Urness. The Board has determined that Messrs. Smith and Urness and Ms. Grady satisfy independence criteria under the NYSE Standards.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was an employee of the Company during 2013 or has served as an officer of the Company, and no member had any relationships required to be disclosed in the Proxy Statement.

Performance Compensation Subcommittee

The Performance Compensation Subcommittee is composed solely of independent directors (Messrs. Smith and Urness and Ms. Grady). The Compensation Committee has delegated to the Subcommittee the review and approval of: (1) awards under equity compensation plans of the Company for purposes of compliance with the short-swing exemption from Rule 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (2) performance-based compensation to ensure compliance as and when required with Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, of the United States, as amended (the “Code”), when deemed desirable.

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals for nomination and election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (4) oversee the evaluation of the Board and management.

Since we rely on the “controlled company” exemption under the NYSE Standards, we are not required to have a fully independent nominating committee. The Nominating and Governance Committee is currently comprised of Mr. Foy (Chairman), Mr. Campbell, Mr. Davis and Ms. Grady. The Board has determined that Ms. Grady and Mr. Davis satisfy independence criteria under the NYSE Standards.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

General Criteria and Process for Selection of Director Candidates. The Committee considers director candidates from diverse sources and welcomes suggestions from members, management and the Board. There is no difference in the way in which the Committee evaluates potential nominees for director based upon the source of the recommendation. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates. Director qualifications and board diversity are discussed under “The Board of Directors — Director Qualifications and Board Diversity”.

Consideration of Director Candidates Recommended by Members. Members who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Secretary at the address provided under the heading “Contact Information” in this Proxy Statement. The Committee may consider such member recommendations when it evaluates and recommends candidates to the Board for submission to members at each annual general meeting. In addition, subject to the rights of White Mountains as the holder of the Class B shares, members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates. Member nominations of director candidates may be made if received timely by the Secretary as outlined below. Under Bye-law 13 of the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any member entitled to vote for the election of directors (a “Qualified Member”). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, between 90 days and 120 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier; and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (1) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (2) the class and number of shares that are owned beneficially and of record by the Qualified Member; (3) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a representation as to whether the Qualified Member intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares required to elect the nominee or otherwise to solicit proxies from Qualified Members in support of such nomination; (5) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (6) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (7) the consent of each such candidate to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Executive Committee

The primary purpose of the Executive Committee is to act on behalf of the full Board during intervals between regular meetings, with the exception of matters that, by applicable law or the Company’s Bye-laws, may not be delegated. The Executive Committee is currently comprised of Mr. Miller (Chair), Mr. Foy and Mr. Smith.

Meetings of the Board and Board Committees; Annual General Meeting

During 2013, the full Board met 4 times, the Audit Committee met 8 times, the Compensation Committee met 4 times, the Performance Compensation Subcommittee met 4 times, the Nominating and Governance Committee met 2 times and the Executive Committee did not meet. During 2013, each director attended at least 75% of the meetings of the Board and the meetings held by all committees of the Board on which he or she served.  Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to regularly attend the annual general meetings of members.  All directors in office on May 22, 2013, the date of the 2013 Annual General meeting, attended the 2013 Annual General Meeting.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board and the senior leadership. The subject of risk management is a recurring discussion topic at Board meetings, for which the Board receives regular updates, and comprehensive formal reports. At least annually, the Board receives a report regarding the efforts of the Company’s Enterprise Risk Management Committee including a Company-wide risks report. In addition, in order to ensure that all areas of risk are adequately covered from a Board oversight perspective, senior management presents an overview of legal and regulatory compliance responsibility to the Audit Committee at least annually, which covers all areas of the Company’s compliance efforts as well as the relevant Board or committee oversight responsibility. The Board or relevant committee receives regular updates as necessary or appropriate regarding changes in the law that impact the business and operations of the Company as well as the Company’s regulatory compliance structure.

Additionally, the Board’s committees are assigned oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting, including the development, implementation and maintenance of appropriate internal controls over financial reporting as well as risks related to data security and privacy, among other areas. The Nominating and Governance Committee is responsible for the oversight of risks associated with committee assignments, director independence and conflicts of interest. From time to time as necessary or appropriate, the Nominating and Governance Committee receives a corporate governance update highlighting recent changes in the rules governing corporate governance disclosures as well as the impact on the Company and its disclosures. The Compensation Committee oversees risks related to executive compensation plans and implementation. All of these risks are discussed at committee meetings to which all Board members are invited as well as in the course of the regularly scheduled Board meetings.

Compensation Risks Analysis.  The Company’s management and Compensation Committee assessed the structure of the Company’s compensation policies and practices, including the design of its performance-based compensation programs.  Management conducted a risk analysis and reported to the Compensation Committee in February 2013.

In connection with the establishment and granting of awards under the 2013 Management Incentive Plan and the 2013-2015 cycle of the long-term incentive plans, management undertook an analysis of the performance metrics proposed to be established under those plans. Management analyzed each plan generally as well as each performance goal under each plan, in conjunction with the business process or processes involved in attaining the performance goal. Management considered any mitigating factors, including internal controls designed to prevent fraud or manipulation of business processes and operations, in its evaluation. For example, there is both pricing and reserving risk inherent in the property and casualty insurance business. The Company has established disciplines and controls regarding pricing, including underwriting guidelines and internal controls that seek to prevent any deviation from or circumvention of the guidelines by one or more underwriters. With respect to reserving risk, the Company has appointed a Chief Actuary who independently sets, and PricewaterhouseCoopers LLP, the Company’s independent accountant, which audits, the Company’s reserves to ensure that they are adequate to support the Company’s business.

Management presented its analysis to the Compensation Committee in February 2013. Based on the analysis, the Committee concluded that the Company’s performance-based compensation plans, including the 2013 Management Incentive Plan and the 2013-2015 cycle of the long-term incentive plans and the performance measures of combined ratio and growth in book value used in those plans did not create risks that would be reasonably likely to have a material adverse effect on the Company.

Communication with the Board

The Nominating and Governance Committee has approved a process by which anyone who has a concern about our conduct may communicate that concern to the Chairman of the Board on behalf of the non-management directors as a group. You may contact the Chairman of the Board in writing care of the Secretary at the address provided under the heading “Contact Information” in this Proxy Statement. Interested parties also may contact the Chairman of the Board electronically by submitting comments on our web site at www.onebeacon.com under the heading “Investor Relations/Corporate Governance/Contact.”

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of the Secretary at the address provided under the heading “Contact Information” in this Proxy Statement. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.onebeacon.com under the heading “Investor Relations/Corporate Governance/Contact.”

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of the record date, there were 23,544,149 Class A shares outstanding and 71,754,738 Class B shares outstanding. Members of record of Class A shares shall be entitled to one vote per common share, provided that, if and so long as the votes conferred by “Controlled” Class A shares (as defined below) of any person, other than White Mountains, constitute more than 9.5% of the votes conferred by the outstanding common shares of the Company, the vote conferred by each Class A common share comprised in such Controlled Class A shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by such shares constitute 9.5% of the votes conferred by our outstanding common shares. Class B shares shall be entitled to ten votes for every Class B share.

In giving effect to the foregoing provisions, the reduction in the vote conferred by the Controlled Class A shares of any person shall be effected proportionately among all the Controlled Class A shares of such person; provided, however, that if a holder of our common shares owns, or is treated as owning by the application of Section 958 of the Code, interests in another holder of our common shares, the reduction in votes conferred by Controlled Class A shares of such holder (determined solely on the basis of Controlled Class A shares held directly by such holder and Controlled Class A shares attributed from such other holder) shall first be effected by reducing the votes conferred on the Controlled Class A shares held directly by such holder and any remaining reduction in votes shall then be conferred proportionally among the Controlled Class A shares held by the other holders (in each case, to the extent that doing so does not cause any person to be treated as owning Controlled Class A shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon). In the event that the aggregate reductions required by the foregoing provisions result in less than 100% of the voting power over the votes entitled to be cast, the excess of 100% of the voting power over the votes entitled to be cast shall be conferred on the Class A shares held by our holders proportionately, based on the number of Class A shares held by each holder; to the extent that doing so does not cause any person to be treated as owning Controlled Class A shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon.

“Controlled” Class A shares in reference to any person other than White Mountains means:

(1)                                 all Class A shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Code; and

(2)                                 all Class A shares directly, indirectly or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder, unless the Board, by an affirmative vote of at least 75%, has exempted such person or group that includes any such person from being a holder of Controlled Class A shares under Section 13(d)(3).

Several subsidiaries of White Mountains are the members of record of all of the outstanding Class B shares, and they are entitled to ten votes for every Class B share. See “-Principal Holders of Common Shares”.

Principal Holders of Common Shares

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of either class of the common shares outstanding as of March 27, 2014, except as shown below. Except as noted all beneficial owners have sole voting and dispositive power with respect to the shares they hold.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class A	Percent of Class B	Percent of all Common Shares Outstanding
White Mountains Insurance Group, Ltd. (1) 80 South Main Street Hanover, NH 03755	71,754,738	—	100.00%	75.29%
Vanguard Fiduciary Trust Company (2) 500 Admiral Nelson Blvd. Malvern, PA 19355	2,039,650	8.66%	—	2.14%
Wells Fargo & Company (3) 420 Montgomery Street San Francisco, CA 94104	1,851,486	7.86%	—	1.94%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	1,723,435	7.32%	—	1.81%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	1,341,173	5.70%	—	1.41%
River Road Asset Management, LLC (6) 462 S. 4th Street - Suite 1600 Louisville, KY 40207	1,176,144	5.00%	—	1.23%

(1)         Information as of December 31, 2013, is based on Schedule 13G Amendment No. 2 filed with the SEC on February 13, 2013. White Mountains is the beneficial owner of 71,754,738 Class B shares which it holds through various subsidiaries as follows: (a) Lone Tree Holdings Ltd. is the beneficial owner of 71,754,738 Class B shares, holding 57,327,289 Class B shares directly and 14,427,449 Class B shares indirectly through its subsidiaries; (b) Sirius International Financial Services Ltd. is the beneficial owner of 14,427,449 Class B shares, holding 7,100,000 Class B shares directly and 7,327,449 Class B shares indirectly through its subsidiaries; (c) Sirius International Insurance Corporation is the beneficial owner of 7,327,449 Class B shares held indirectly through its subsidiaries; and (d) Sirius International Holdings (NL) B.V. is the beneficial owner of 7,327,449 Class B shares, holding 6,178,271 Class B shares directly and 1,149,178 Class B shares indirectly through its subsidiary. The White Mountains subsidiaries that hold Class B shares have shared voting and dispositive power over those shares.

(2)         Information as of December 31, 2013, is based on Schedule 13G Amendment No. 4 filed with the Securities and Exchange on February 3, 2014, by Vanguard Fiduciary Trust Co. (“Vanguard”) as trustee of OneBeacon benefit plans. Vanguard has shared voting and shared dispositive power over 2,039,650 Class A shares on behalf of the plans.

(3)         Information as of December 31, 2013, is based on Schedule 13G Amendment No. 2 filed with the SEC on January 16, 2014, by Wells Fargo & Company on behalf of itself and its subsidiaries. Wells Fargo & Company is the beneficial owner of 1,851,486 Class A shares, has shared voting power over 1,576,192 Class A shares and shared dispositive power over 1,851,486 Class A shares. Wells Capital Management Incorporated is the beneficial owner of 1,324,370 Class A shares, has shared voting power over 304,570 Class A shares and shared dispositive power over 1,324,370 Class A shares.

(4)         Information as of December 31, 2013, is based on Schedule 13G Amendment No. 7 filed with the SEC on February 14, 2014, by T. Rowe Price Associates Inc. (“T. Rowe Price”). T. Rowe Price is the beneficial owner of 1,723,435 Class A shares, has sole voting power over 343,435 Class A shares and sole dispositive power of 1,723,435 Class A shares. T. Rowe Price Mid-Cap Value Fund, Inc. is the beneficial owner of 1,368,400 Class A shares, has sole voting power over 1,368,400 Class A shares and no shared voting power or dispositive power over any Class A shares. The Class A shares are owned by various individual and institutional investors which T. Rowe Price serves as an investment adviser with power to direct investment and/or sole power to vote the securities. T. Rowe Price expressly disclaims beneficial ownership of the Class A shares.

(5)         Information as of December 31, 2013, is based on Schedule 13G Amendment No. 1 filed with the SEC on January 17, 2014, by BlackRock, Inc. (“BlackRock”).  BlackRock has sole voting power over 1,261,629 Class A shares, sole dispositive power over 1,341,173 Class A shares and no shared voting or dispositive power over any Class A shares.

(6)         Information as of December 31, 2013, is based on Schedule 13G filed with the SEC on September 9, 2013, by River Road Asset Management, LLC (“River Road”). River Road has sole voting power over 796,759 Class A shares, sole dispositive power over 1,176,144 Class A shares and no shared voting or dispositive power over Class A shares.

Beneficial Share Ownership of Directors and Executive Officers

The following table sets forth, as of March 27, 2014, the beneficial ownership of either class of common shares by each director, named executive officer, and all directors and executive officers as a group.

	Number of Common Shares Owned
Name of Beneficial Owner	Beneficially (1)	Economically (2)
Directors
Raymond Barrette (3)	71,754,738	—
Reid T. Campbell	—	—
Morgan W. Davis	41,928	41,928
David T. Foy	—	—
Lois W. Grady	25,870	25,870
Richard P. Howard	77,600	77,600
Ira H. Malis	34,055	34,055
Patrick A. Thiele	7,146	7,146
Lowndes A. Smith	44,664	44,664
Kent D. Urness	32,820	32,820

Named Executive Officers
T. Michael Miller	489,933	731,103
Paul H. McDonough	6,333	64,461
Paul F. Romano	58,927	97,000
Dennis A. Crosby	38,935	77,008
Maureen A. Phillips	14	25,860
All directors and executive officers as a group (17 persons)	72,632,827	1,298,933

(1)         Except as otherwise indicated, no director or executive officer individually or as a group beneficially owns 1% or more of the total common shares outstanding as of March 27, 2014. Beneficial ownership has been determined in accordance with Rule13d-3(d)(1) of the Exchange Act. Amounts shown include unvested restricted shares and shares held through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan in which the executive officer is fully vested.

(2)         Common shares shown as economically owned include: (a) common shares beneficially owned over which the holder has pecuniary interest; (b) target unearned performance share awards; and (c) in the case of Ms. Phillips, 465 unvested Class A shares in the OneBeacon 401(k) Savings and Employee Stock Ownership Plan.

(3)         All of the Company’s issued and outstanding Class B shares are beneficially owned by various subsidiaries of White Mountains, representing approximately 96.8% of the voting power of our voting securities and approximately 75.3% of our outstanding common shares. The White Mountains Board of Directors has delegated to Mr. Barrette the voting power over the Class B shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Principles

Our executive compensation program is designed to attract, retain and motivate our executives to maximize value for our owners over long periods of time. We manage all aspects of our business, including executive compensation, according to our four operating principles:

•                  Underwriting comes first

•                  Maintain a disciplined balance sheet

•                  Invest for total return

•                  Think like owners

We believe our executive compensation program supports the Company’s primary objective of maximizing value over long periods of time by utilizing a pay for performance program that closely aligns the financial interests of management with those of our owners. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years. To that end, the Compensation Committee, referred to as the “Committee” in this Compensation Discussion and Analysis, (“CD&A”) has established base salaries and target annual bonuses that tend to be lower than those paid by comparable property and casualty insurers.

Our executive compensation programs are designed to address four key principles:

Competitiveness

In order to execute our operating principles, experience and expertise is required to manage our business with an intense and disciplined focus. Our overall executive compensation programs must be competitive to allow us to attract and retain talented and experienced executives. We assess competitiveness relative to the market in terms of total compensation rather than by individual elements of compensation.

Pay for Performance

We believe that talented executives are most attracted to an environment in which their contributions are rewarded commensurate with the value they create. And, we believe that when performance objectives are clearly articulated and incentive opportunities aligned, talented and motivated individuals excel.

Alignment with Owner Interests

We recognize that to maximize value for our owners, we must closely align the financial interests of management with those of the Company’s owners. This compensation principle reinforces our Think Like Owners operating principle.

Long-Term and Performance-Based

Recognizing that an owner’s return is best measured over long periods of time, a significant portion of executive compensation is comprised of long-term, at-risk pay. We place more emphasis on long-term performance-based compensation and less emphasis on base salary, annual incentives, perquisites and employee benefits relative to our peers.

Elements of Compensation

OneBeacon executives are compensated through a combination of base salary, annual incentive and long-term performance-based compensation. We believe that placing more emphasis on long-term performance-based compensation provides an incentive to executives to follow our core operating principles and focus on achieving our long-term goals.

Base Salary

We pay our executive officers base salaries that we believe to be at or below market. Executive salaries are not routinely adjusted. Instead, depending on market considerations, executive officers’ salaries may be adjusted selectively by the Committee based on benchmarking or other factors the Committee may deem appropriate.

Annual Incentives (Management Incentive Plan)

We provide annual incentive opportunities to our executive officers through our Management Incentive Plan (“MIP”). Each year, the overall MIP pool is set, and MIP participants, including our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, the “Named Executive Officers” or the “NEOs”) are given an individual target expressed as a percentage of annual base salary. The Chief Executive Officer’s (“CEO”) target is 75% while the other NEOs’ targets are 50%. The Committee exercises discretion in the final determination of the overall performance factor and the performance factors for each business and/or NEO. Typically, we expect the CEO to receive an incentive performance factor roughly in line with the overall MIP pool percentage given our belief that the results of his efforts are appropriately reflected by the results of the Company. There can be variability in the incentive performance factors of the other NEOs based on the performance of their respective businesses or functional groups as well as individual performance.

Each year, the primary goal for the MIP is a target GAAP combined ratio adjusted to include certain parent company expenses (the “MIP Adjusted Combined Ratio”) consistent with that year’s business plan which management and the Committee consider to be challenging but reasonably achievable. Additional goals are also set depending on the challenges or opportunities the Company is facing in any given year.

The Committee exercises discretion in evaluating the overall annual results of the Company under the MIP. The Committee believes discretion best facilitates performance-based differentiation at the business and individual level. In this way, the Committee can be sure that it can address any unforeseen opportunities and challenges through the exercise of discretion.

Long-Term Incentive Compensation

The Board has adopted the OneBeacon Long-Term Incentive Plan (2007), as amended and restated (the “LTIP”) which was approved at the Company’s 2007 Annual General Meeting, under which the Committee may grant incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units.

The number of performance shares that can be earned from a grant can vary between 0 — 200% of the target number of shares granted and is tied to achievement of a targeted average annual GBVPS over the performance cycle.

Our executives also receive awards of performance units that reward operating performance. The number of performance units that can be earned from a grant can vary between 0 — 200% of the target number granted and is tied to achievement of a target average Adjusted Economic Combined Ratio (“AECR”) over the performance cycle. AECR is the reported GAAP combined ratio adjusted to include all other income and other expense except items explicitly related to capital and investment activities. Previously,  AECR focused on the Company’s results including its specialty and runoff business. Beginning with the 2013-2015 LTIP grant, and in connection with the Company’s transformation to a specialty company, the AECR is now focused on the reported results of the Company’s specialty-only reportable segments.

We generally have structured our long-term incentive compensation as performance shares and/or performance units. Messrs. Miller and McDonough’s long-term target awards are evenly split between performance shares and performance units, without regard to the deduction of 35,000 performance shares for Mr. Miller in connection with his one-time restricted stock award, while long-term target awards for the rest of Mr. Miller’s direct reports (referred to as the “executive team”) including the NEO’s are split 70%/30% between performance units and shares, respectively. See “-Restricted Stock Award for Mr. Miller.” The Committee targets these approximate splits in the belief that the mix provides appropriate incentives that track both operational and capital management results to more closely align the executive team’s interests with owners’ long-term interests. Messrs. Miller and

McDonough receive a larger percentage of their overall LTIP compensation in performance shares than other executive officers,

because in their roles, they are most directly able to influence capital management and investment decisions, which are the most significant non-underwriting drivers of growth in book value per share, or “GBVPS”).

Performance shares and performance units are typically granted annually with performance tied to a three-year period. Performance shares and performance units may settle in cash, shares or a combination of cash and shares, as determined by the Committee. Historically, all shares and units have been settled in cash. At the time that each performance share or performance unit is granted, the Committee establishes performance objectives to be attained over the award period. The Committee selects performance objectives based on the criteria set out in the LTIP.

The OneBeacon Compensation Committee

The Committee is comprised of Lowndes A. Smith, Chair, Raymond Barrette, Lois W. Grady and Kent D. Urness. The Board has determined that each of these directors except for Mr. Barrette is independent in accordance with the New York Stock Exchange Listing Standards.  Each also qualifies as a non-employee director, as that term is defined in Rule 16b-3 under the Exchange Act, and an outside director, as that term is defined in Section 162(m).

Because Mr. Barrette does not satisfy Rule 16b-3 or Section 162(m) independence standards, the Compensation Committee formed the Performance Compensation Subcommittee (the “Subcommittee”) in May 2008.  The Subcommittee is comprised solely of the independent directors listed above to administer and approve all performance-based compensation and equity compensation awards in order to maintain favorable tax and legal treatment of such awards.

Throughout this CD&A, references to the Committee include actions taken by the Subcommittee as appropriate.

Our Compensation Process

The Committee, consistent with its Charter, reviews and approves the corporate goals and objectives relevant to the CEO, evaluates the CEO’s performance in light of these goals and objectives, certifies the performance metrics of our short-term and long-term incentive plans and determines and approves the CEO’s compensation based on this evaluation. Additionally, the Committee looks to the CEO to evaluate and discuss the executive team’s performance with the Committee at least annually, and to make recommendations to the Committee as to their salary, annual incentive targets, annual incentive payments and long-term incentive grants. The Committee is responsible for approving all compensation for Mr. Miller and the executive team, and no executive officer is present when his or her compensation is determined by the Committee.

The Committee relies on T. Michael Miller, CEO, and Thomas N. Schmitt, Chief Human Resources Officer, to assess, design and recommend compensation programs, plans, and awards for executives and directors subject to Committee review and approval and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. Messrs. Miller and Schmitt attend Committee meetings and, at the Committee’s request, present management’s analysis and recommendations regarding various compensation programs, actions and awards. The Committee, from time to time, meets in executive session without management.

At each Committee meeting, the Committee looks to Messrs. Miller and Schmitt to report performance to date under the Company’s annual and long-term incentive plans. At least once each year, the Committee will look to Messrs. Miller and Schmitt to present their recommendations for the next cycle’s incentive compensation performance objectives, pool size and executive participants, taking into consideration external market data and anticipated economic value creation over each three-year performance cycle under the LTIP.

2013 Compensation Actions

On February 25, 2014, the Committee met and approved all elements of incentive compensation for the 2013 plan year for Mr. Miller and the executive team. The Committee considered our 2013 reported results, which were very good, driven by a combination of strong underwriting results, good investment returns, and transaction gains.  The Committee considered the Company’s reported GAAP 92.4% combined ratio and the 17.3% increase in book value per share in 2013, as well as a number of other achievements throughout the year.

The Committee certified results and awarded payments under the 2013 MIP.  They also certified results under the LTIP including the performance shares granted for the 2011-2013 performance cycle, the performance units granted for the 2011-2013 performance cycle and the replacement performance units granted for a 2013 performance cycle to non-executives, which were based on specialty-only results.  As further discussed below, the Committee also awarded additional payments to Mr. Miller and the executive team so that the combined total of their additional payments and payments under the 2011-2013 performance unit plan were equivalent to payments at the performance factor achieved under the replacement performance unit plan. In granting these additional payments, the Committee expressed its desire to reward specialty performance and ensure that all performance unit recipients, executive and non-executive alike, be aligned.

Payments under the 2013 Management Incentive Plan

The Committee approved management’s recommendation of a 125% performance factor under the 2013 MIP. The primary performance objective under the 2013 MIP was a 93.2% MIP Adjusted Combined Ratio. The Company achieved a 93.0% MIP Adjusted Combined ratio for 2013. In determining the Company’s 2013 MIP score, the Committee also considered the 17.3% growth in book value per share achieved during 2013, as well as performance against other qualitative goals under the 2013 MIP, including optimizing capital management, the status of the runoff sale transaction and managing and executing against the Company’s 2013 expense plan.  Ultimately, the Committee concluded that the Company’s quantitative and qualitative achievements in 2013 warranted setting the 2013 MIP performance factor at 125% of target.

Mr. Miller made a recommendation to the Committee with respect to the performance factor for each business unit or function as well as the individual MIP award for each NEO other than himself. Mr. Miller based his recommendations primarily on overall Company and business unit performance against the Company MIP goals. In making his recommendations, Mr. Miller also considered the achievement of the business or functional objectives for each NEO established at the beginning of the year, and considered factors such as contributions to combined ratio, net written premiums, catastrophe management, expense management, and capital actions, in addition to the other accomplishments of the NEOs and their department or function during the year. Mr. Miller also provided the Committee with a summary of his assessment of the individual performance of each NEO. In determining the MIP performance factor for each business and function as well as each individual NEO, the Committee focused on the factors presented by Mr. Miller in his recommendation.

The Committee awarded Mr. Miller a MIP payout at the overall Company performance factor of 125%, with a payout of $468,800 against a target of $375,000. The Committee awarded Mr. McDonough a MIP payout that corresponded to a performance factor of 200% of his 2013 MIP target.  The Committee noted his leadership of the Finance function and his ongoing leadership in overseeing the Company’s efforts in the pending sale of its runoff operations.  The Committee awarded MIP payouts to each of Messrs. Romano and Crosby at 128% of their 2013 MIP targets, which was above the overall Company performance factor of 125%. Their MIP payout levels were based primarily upon their contributions to, and leadership of, their respective business segments and other important Company-wide initiatives. Ms. Phillips received a MIP payout corresponding to a performance factor of 120% of her 2013 MIP target based on the performance of the Legal function during the year. The 2013 MIP payouts were $400,000 to Mr. McDonough, $256,000 to each of each Messrs. Romano and Crosby, and $225,000 to Ms. Phillips, against target amounts of $200,000 $200,000, $200,000, and $187,500, respectively.   See “-Summary Compensation Table” and “-Management Incentive Plan”.

Payments under the 2011-2013 Long-Term Incentive Cycle

The performance goal for the performance shares granted for the 2011-2013 performance cycle was 11.0% annual GBVPS with a minimum threshold performance of 4.0%. The Committee certified a GBVPS of 6.6% for the 2011-2013 performance cycle, resulting in a performance factor of 37.1% of target shares, and payouts of $522,695, $145,586, $77,077, and $77,077 to Messrs. Miller, McDonough, Romano and Crosby, respectively. Because she joined the Company in February 2012 during the middle of the performance cycle, Ms. Phillips did not receive a 2011-2013 performance share award.

The performance goal for the 2011-2013 performance unit cycle was a 94% AECR with a minimum threshold performance of 98%. The Committee certified an AECR of 96.1% for the 2011-2013 performance cycle, which excluded the impact of strengthening the reserves supporting the Company’s runoff business by $71.5 million pre-tax at year end 2013.  This reserve strengthening, and its corresponding reduction in the loss on sale, was excluded from the calculation because the runoff transaction and its subsequent adjustments have been determined to be a capital activity for the purpose of calculating AECR.  The performance factor for the 2011-2013 performance unit cycle was 62.0%, yielding payouts of $1,395,000, $263,500, $325,500, and $325,500, to Messrs. Miller, McDonough, Romano and Crosby, respectively. Because she joined the Company in February 2012 during the middle of the performance cycle, Ms. Phillips did not receive a 2011-2013 performance unit award.

Additional Payments

In February 2014, the Committee determined that the executive team’s 2013 payment should be based on specialty performance and aligned with that of all other performance unit participants who received performance unit grants vesting in 2013 with performance goals based on our ongoing specialty insurance operations. The performance factor under the 2011-2013 performance unit awards held by executives, which were based on overall company results, was 62.0%.  The performance factor under replacement performance unit awards made to all other recipients of performance unit grants vesting in 2013, which were based on specialty-only results, was 75.7%.  In order to align specialty performance and payments, the Committee approved additional payments of $308,250, $58,225, $71,925, and $71,925, to Messrs. Miller, McDonough, Romano and Crosby, respectively.  Ms. Phillips, who was hired in 2012, did not have a 2011-2013 performance unit award. In all cases, the Committee sought to ensure a total payment attributed to the 2011-2013 performance unit plan of 75.7% of target, through the combination of the 62.0% earned performed factor and the additional payment.

Restricted Stock Award for Mr. Miller

In May 2011, Mr. Miller received a one-time grant of 630,000 shares of restricted stock to secure his continued services for an extended period of time as well as further align his interests with the interests of owners over the long-term. In exchange for the award, he agreed to forego 35,000 performance shares per year for each of the next 6 years to the extent that such shares would be granted by the Committee (i.e., 210,000 performance shares in total) retroactive to February 2011. The grant was approved at the Annual General Meeting in May 2011.  157,500 of Mr. Miller’s restricted shares vested on February 22, 2014, and the remaining shares will vest in equal installments each February 22 in 2015, 2016 and 2017.

Restricted Stock Awards for Messrs. Crosby and Romano

On February 21, 2012, the Committee awarded 50,000 shares of restricted stock to each of Messrs. Romano and Crosby, with a grant date of March 1, 2012, 50% of which vested on February 28, 2014, and 50% of which will vest on February 28, 2015. These awards were part of a grant to certain key employees who are part of or closely support our specialty businesses. The Committee made these awards with the intention of providing incentive for continued superior performance within the specialty businesses and in recognition that the 2009-2011 LTIP awards did not pay out commensurate with the superior specialty results over the 2009-2011 performance period.

2014 Compensation Actions

2014 Base Salaries

The Committee confirmed base salaries of Mr. Miller and the other NEOs for 2014 at the same levels as 2013.

2014 Annual Bonus Targets

The Committee also approved the annual bonus targets under the 2014 MIP for the NEOs at the same level as 2013.

2014 Management Incentive Plan Performance Goals

The Committee set the 2014 MIP primary performance objective at a MIP Adjusted Combined Ratio of 93.4% for the specialty-only reportable segments, including parent company expenses. Additionally the Committee established other important, strategic objectives with respect to completing the sale of the runoff business, expense management and capital management. The Committee believes that the 93.4% MIP Adjusted Combined Ratio represents an appropriately challenging performance goal for the 2014 MIP as we focus on growing our specialty organization and closing the sale of the runoff business. The other performance goals are consistent with the Company’s strategic and operational objectives.

2014-2016 Long-Term Incentive Awards

The Committee granted 2014-2016 long-term incentive awards for Mr. Miller and the executive team consistent with prior year grants, with a mix of performance shares and performance units designed to align compensation with both financial and operating results.

Performance Shares - 2014-2016 Performance Cycle

The Committee established target performance for the 2014-2016 award cycle of 14% average annual GBVPS calculated on an internal rate of return basis and including the impact of dividends paid. Given the current interest rate environment, this represents a challenging but achievable goal. Annual GBVPS of 7% or less would result in a payout of 0% and annual GBVPS of 21% or more would result in a payout of 200%. The value per share at vesting will be computed based on the average closing price on the 5 business days preceding the date that the Committee certifies performance under the plan, plus the value of paid dividends over the three-year cycle. Mr. Miller received a grant of 69,940 performance shares. Mr. Miller’s grant reflects a reduction of 35,000 shares as a result of the restricted stock award he received in May 2012. See “-Restricted Stock Award for Mr. Miller”. Each of Messrs. McDonough, Crosby and Romano and Ms. Phillips received a grant of 17,490, 13,990, 13,990, and 7,700 performance shares, respectively.

Performance Units - 2014-2016 Performance Cycle

The Committee established target performance for the 2014-2016 award cycle at 92.5% Specialty Only AECR (“SOAECR”) calculated based on the average of each of the three annual performance periods, which is an aggressive goal but reflects the Company’s expectations relative to its specialty focus. A SOAECR of 97.5% or more would result in a payout of 0% and a SOAECR of 87.5% or less would result in a payout of 200%. Meeting or exceeding this target requires improved financial performance over the three-year cycle. Each unit has a value of $100. SOAECR is the reported GAAP combined ratio for the specialty-only reportable segments adjusted to include all other non-underwriting income and expense items except items explicitly related to capital and investment activities (including tax items related to capital and investment activities). The adjustment to GAAP combined ratio is calculated using the pre-tax impact of the items, divided by the GAAP earned premiums for the specialty-only reportable segments. Mr. Miller received a grant of 22,500 performance units. Each of Messrs. McDonough, Crosby, and Romano and Ms. Phillips received grants of 3,750, 7,000, 7,000, and 3,850 performance units, respectively. In all cases, the grants made to Mr. Miller and the other NEOs are of a substantially similar value to those made to each under the 2013-2015 performance share and performance unit awards.

The Committee also agreed that the executive team should be rewarded based on the same specialty-focused performance metrics with respect to its 2012- 2014 performance units as the non-executives.  In 2013, the Committee canceled the 2012-2014 performance units for all non-executive recipients and issued replacement awards based on specialty-only results.  In order to ensure alignment with the non-executive performance unit participants and to focus all participants on our ongoing specialty business, the Committee approved replacement awards based on 2014 specialty-only results where the corresponding SOAECRs for 2012 and 2013 of 98.6% and 90.9% will be averaged with the SOAECR from 2014 and assessed against target performance of 92.5%. An average SOAECR of 99.5% would result in a payout of 0% and an average SOAECR of 87.5% or less would result in a payout of 200%. Each unit has a value of $100. Mr. Miller received a grant of 22,500 performance units. Each of Messrs. McDonough, Crosby, and Romano and Ms. Phillips received grants of 3,750, 5,250, 5,250, and 3,850 performance units, respectively. In all cases, the Committee granted a number of performance units to Mr. Miller and the other NEOs equal to the number of performance units granted to each for the original 2012-2014 performance unit cycle.

Other Elements of Compensation

Retirement and Other Benefits

We have no active pension plans. Benefit accruals under our qualified pension plan and our non-qualified supplemental pension plan were frozen for all employees in 2002. None of our executive officers is eligible to participate in or receive payments under any of our frozen pension plans.

Executive officers and other key employees may participate in our non-qualified deferred compensation plan. Under the plan, participants may defer all or a portion of their annual MIP award and long-term incentive awards, which may be invested in various investment options including the OneBeacon Stock Fund, which tracks the value of our common shares, and, as long as we remain part of the White Mountains group, the White Mountains Stock Fund, which tracks the value of White Mountains shares. None of the investment options offered under these plans provides above-market rates of interest.

All of our employees may participate in our qualified OneBeacon 401(k) Savings and Employee Stock Ownership Plan. We do not provide supplemental retirement benefits to any employees in connection with these plans. Our executive officers also participate in other employee benefit plans on the same terms as our other employees. These plans generally include health insurance, life insurance and charitable gift matching.

Perquisites

Because of our belief in emphasizing performance-based compensation, we generally do not offer perquisites to our executive officers other than as described below and in the Summary Compensation Table. The perquisites that we offer our executives primarily consist of a housing/relocation allowance and related tax reimbursements.

We allow Mr. Miller to use corporate aircraft for personal reasons. The Committee established an annual cap on Mr. Miller’s personal use of the corporate aircraft of $125,000. Other trips are reimbursed by Mr. Miller at their full cost to the Company and are not considered a perquisite. The amount of the actual out-of-pocket costs to the Company of the personal flights in 2013, which is $110,159, is included in Mr. Miller’s total compensation in the Summary Compensation Table. From time to time, an executive officer may take his spouse or other family members with him on a business trip. In this instance, we do not include any amounts for the flight in the executive’s total compensation in the Summary Compensation Table because the additional passenger(s) do not increase the aggregate incremental cost of the flight. No NEO, other than Mr. Miller, used corporate aircraft for personal reasons in 2013.

Board Fees

Our executive officers, and White Mountains’ executive officers, do not receive director fees for serving on the Company’s or subsidiaries’ boards of directors.

Employment Agreements

We have no long-term employment agreements with our executive officers. Certain NEOs have severance arrangements within their employment offer letters. The details of these arrangements are disclosed under “Employment Offer Letters.”

Severance Arrangements

We do not have a formal severance policy; any recommended severance payment to an executive officer other than that set forth in an employment offer letter would be at the sole discretion of the Committee.

Change in Control

We have no change in control agreements with our executive officers or key employees other than that found in our long-term incentive plans which govern our long-term incentive awards. The change in control provisions of our long-term incentive plans are described in more detail under the heading “-Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans.”

Share Ownership Guidelines

We do not currently have share ownership guidelines. The Committee recognizes that a significant portion of executive compensation is in performance shares thus tied to the Company’s share performance over the long-term. The Committee may review whether share ownership guidelines are appropriate at some future date.

Clawback Policy

The Committee adopted a Clawback Policy in June 2010 which provides that the Board may require any person who received a bonus or other long-term incentive compensation award to repay the Company part or all of such award if a restatement of the Company’s financial statements is required by the SEC for failure to materially comply with any federal securities law that governs financial reporting as a result of such person’s misconduct. Where the misconduct is fraudulent, the person must reimburse the Company for all such bonuses or long-term incentive compensation. The Committee is aware that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) requires all public companies to implement and disclose clawback policies for incentive-based executive compensation (including stock options). Dodd-Frank directs the SEC and the stock exchanges to adopt rules implementing this aspect of the bill, and once the rules are finalized and published, we will review the rules and our policy to ensure it is compliant.

Executive Hedging

The Company’s Insider Trading Policy prohibits our directors, officers and employees from selling short Company securities and from buying or selling puts, calls or derivatives relating to Company securities.

Frequency of Say on Pay Member Vote

At the 2011 Annual General Meeting, a proposal was approved to hold an advisory vote on say-on-pay once every three years. In light of the voting results with respect to the frequency of member votes on executive compensation, the Company has decided that it will conduct an advisory vote on the compensation of NEOs once every three years. We are holding a say-on-pay vote at our 2014 Annual General Meeting of Members and the next say-on-pay vote will be held at our 2017 Annual General Meeting of Members.

Compensation Benchmarking

Management periodically engages in its own benchmarking exercise using a peer group of specialty insurers and other companies, including Argo Group International Holdings, W.R. Berkeley Corporation, HCC Insurance Holdings, Markel Corporation, Navigators Group, Inc., and RLI Corporation. Management reviews proxy statements for these comparable companies, considers the compensation practices of White Mountains, and incorporates market feedback from its recent experience in recruiting and hiring executives. From time to time, management or the Committee may engage a compensation consultant to assist with benchmarking.

The Committee may work with its own compensation consultant as it deems necessary, but generally believes that it is preferable to coordinate with management in working with a consultant to ensure seamless administration and clear communication among all parties. To the extent that the Committee retains a consultant directly, the Committee would engage the consultant and similarly would have the ability to terminate the consultant. The Committee may, from time to time, commission work independent of management’s knowledge or involvement, such as specific benchmarking with respect to the CEO’s compensation, and may request that a consultant meet with the Committee, sometimes in executive session, from time to time as necessary or appropriate.  In accordance with its Charter, in connection with hiring any consultants, the Committee will consider all factors relevant to the Consultant’s independence, including the factors specified by applicable NYSE Standards.

Tax Considerations

As a Bermuda-domiciled company, we do not receive a tax deduction for a certain portion of compensation paid to our NEOs. Each of our NEOs provides services to, and is compensated by, the parent company in Bermuda and subsidiaries in the United States. We do not receive a tax deduction for the compensation paid by the parent company in Bermuda as Bermuda does not impose a corporate income tax. With respect to compensation paid to our NEOs in the United States, Section 162(m) would limit the deductibility of their compensation to $1,000,000 per individual to the extent the compensation is not performance-based as defined in Section 162(m). The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the deductibility of a significant portion of such compensation paid to our NEOs. However, from time to time the Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Committee’s judgment, structuring compensation in such a manner better promotes the Company’s interests. For example, the restricted stock awards made to Messrs. Miller, Crosby and Romano do not qualify for a deduction under Section 162(m).  See “-Restricted Stock Award to Mr. Miller” and  “-Restricted Stock Awards for Messrs. Crosby and Romano.”

Compensation Committee Report

The Compensation Committee of the Board has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

Lowndes A. Smith, Chairman

Raymond Barrette

Lois W. Grady

Kent D. Urness

Summary Compensation Table

The following table sets forth the cash and certain other compensation paid by us and our subsidiaries for the fiscal year ended December 31, 2013, to our NEOs. None of our NEOs is eligible to participate in our pension plans. The Company does not pay above-market earnings in its non-qualified deferred compensation plans.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
T. Michael Miller, President and Chief Executive Officer	2013	500,000	777,050	1,088,504	1,395,000	650,420	4,410,974
	2012	500,000	3,225,000	1,341,333	612,500	644,409	6,323,242
	2011	500,000	337,500	10,124,110	1,175,000	1,140,230	13,276,840
Paul H. McDonough, Senior Vice President and Chief Financial Officer	2013	394,231	458,225	264,200	263,500	10,959	1,391,115
	2012	375,000	800,000	311,634	110,250	10,649	1,607,533
	2011	375,000	131,300	282,028	211,500	69,706	1,069,534
Paul F. Romano, Executive Vice President	2013	400,000	327,925	154,557	325,500	53,061	1,261,043
	2012	388,500	650,000	951,983	128,625	52,803	2,171,911
	2011	350,000	200,000	149,314	246,750	10,535	956,598
Dennis A. Crosby, Executive Vice President	2013	400,000	327,925	154,557	325,500	52,930	1,260,912
	2012	400,000	1,012,000	951,983	128,625	52,649	2,545,258
	2011	400,000	600,000	149,314	—	10,454	1,159,768
Maureen A. Phillips, Senior Vice President and General Counsel	2013	375,000	625,000	113,606	—	7,388	1,120,994
	2012	324,500	668,100	137,123	—	8,495	1,138,218

(1)         All amounts shown represent annual bonus payments under MIP unless otherwise stated. Mr. Miller’s 2013 amount consists of a $468,800 annual bonus and a $308,250 additional payment. Mr. McDonough’s 2013 amount consists of a $400,000 annual bonus and a $58,225 additional payment. For each of Mr. Romano and Mr. Crosby, 2013 amounts consist of a $256,000 annual bonus and a $71,925 additional payment. Ms. Phillips’ 2013 amount consists of a $225,000 annual bonus, and a sign-on bonus of $400,000. Mr. Miller’s 2012 amount consists of a $225,000 annual bonus and a $3,000,000 supplemental incentive payment. Mr. McDonough’s 2012 amount consists of a $200,000 annual bonus and a $600,000 supplemental incentive payment. Mr. Romano’s 2012 amount consists of a $150,000 annual bonus and a $500,000 supplemental incentive payment. Mr. Crosby’s 2012 amount consists of an $112,000 annual bonus, a $500,000 supplemental incentive payment, and a $400,000 sign-on bonus. Ms. Phillips’ 2012 amount consists of an $118,100 annual bonus, a $50,000 supplemental incentive payment, and a sign-on bonus of $500,000. Mr. Crosby’s 2011 amount consists of a $200,000 annual bonus and a sign-on bonus of $400,000.

(2)         Represents the aggregate grant date fair value of performance shares granted in 2013, 2012 and 2011, and for each of Messrs. Romano and Crosby in 2012 and Mr. Miller in 2011, also includes the grant date fair value of restricted shares. Mr. Miller’s amount in 2011 includes 35,000 performance shares with a grant date fair value of $480,550 that were forfeited concurrently with his grant of 630,000 restricted shares on May 24, 2011. Mr. Miller’s performance awards for each of the five years following the restricted share grant have been or will be reduced by 35,000 shares. The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used to calculate fair value are discussed in Note 9 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Assuming achievement of a maximum performance factor of 200%, the grant date fair value of the 2013-2015 performance share awards is as follows: Mr. Miller-$2,177,008; Mr. McDonough-$528,400; Mr. Romano-$309,114; Mr. Crosby-$309,114; and Ms. Phillips-$227,212.

(3)         For each of 2013, 2012, and 2011, amounts represent payments made with respect to performance units granted for three-year performance cycles ending in such year.

(4)         Represents Company contributions to the OneBeacon 401(k) Savings and Employee Stock Ownership Plan unless otherwise stated. Mr. Miller’s other compensation includes $110,159 in 2013, $104,406 in 2012 and $102,776 in 2011for personal use of Company-provided aircraft; and dividends earned on restricted stock of $529,200 in each of 2013 and 2012, and $1,026,900 in 2011. Mr. McDonough’s other compensation includes relocation benefits of $58,213 in 2011, as well as related tax assistance of $1,193 in 2011. Mr. Romano’s and Mr. Crosby’s other compensation includes $42,000 each in dividends earned on restricted stock in each of 2013 and 2012. All perquisites, including personal use of Company-provided aircraft, were valued based upon the aggregate incremental cost to the Company, which was the actual out-of-pocket cost to the Company to provide the benefit.

Employment Offer Letters

Offer Letter for Mr. McDonough

Mr. McDonough’s offer letter provides that if his employment is terminated involuntarily for reasons other than cause, or if he is no longer the Chief Financial Officer as a result of involuntary circumstances, including as a result of a change in control, he is eligible for a separation payment equal to two years of salary and target bonus.

Offer Letter for Mr. Romano

Mr. Romano’s offer letter provides that if his employment is terminated for reasons other than cause, including termination due to any prospective change in control, he is eligible for a separation payment equal to twelve months of salary.

Offer Letter for Mr. Crosby

Mr. Crosby’s offer letter provides for a sign-on bonus of $1,800,000, $1,000,000 of which was paid within 30 days of employment and $400,000 of which was paid in each of March 2011 and March 2012. Mr. Crosby’s offer letter also provides that if his employment is terminated for reasons other than cause, including termination due to any prospective change in control, he is eligible for a separation payment equal to two years of salary and target bonus.

Offer Letter for Ms. Phillips

Ms. Phillips’ offer letter provides for a sign-on bonus of $1,300,000, $500,000 of which was paid within 30 days of employment and $400,000 of which was paid in each of March 2013 and March 2014.  Ms. Phillips’ offer letter also provides that if her employment is terminated for reasons other than cause including termination due to any prospective change in control, she is eligible for a separation payment equal to two years of salary and target bonus.

Management Incentive Plan

We provide annual cash incentive opportunities to our executive officers through our annual MIP. The aggregate target MIP bonus pool is set annually, and the actual size of the pool paid out depends upon Company performance in a number of categories established early in each performance year, typically including some or all of our long-term financial goals and other specific operational goals as determined by the Compensation Committee. The Compensation Committee may exercise discretion in the final determination of the overall performance factor and the performance factors for each business and/or executive and may also recognize non-financial measures when making its overall assessment of Company performance. Other goals may include achieving net written premium growth, effective capitalization, completing transactions that create long-term economic value, and managing aggregate catastrophic exposure. Individual incentive payments can vary widely around the pool average. There is no cap (other than the size of the pool) on any individual award. However, each participant is given a target expressed as a percentage of base salary. With limited exceptions, participants must be employed through the payment date in order to receive a payment under the MIP.

Long-Term Cash Awards

Certain selected non-NEOs in the Company’s insurance businesses participate in the Long-Term Cash Plan (“LTC Plan”), under which annual awards are granted. Individuals participating in the LTC Plan receive 50% of their long-term target awards in performance units under the LTIP, and 50% in LTC Plan awards. Payments under the LTC Plan awards vary by individual business unit. Having awards under both plans rewards participants for overall company results but also provides an incentive for driving individual business unit results which they have the best opportunity to directly influence. The LTC Plan is generally funded in aggregate based upon performance against various business unit objectives and goals at the discretion of the Committee.

Grants of Plan-Based Awards

The following table sets forth the plan-based awards granted to the Named Executive Officers under the LTIP during 2013. The Company did not grant any restricted stock, stock options or restricted stock units during 2013.

		Non- Equity Incentive Plan Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock
Name	Grant Date	(1) (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)
T. Michael Miller (Shares)	2/26/2013					0	82,400	164,800	1,088,504
T. Michael Miller (Units)	2/26/2013	22,500	0	2,250,000	4,500,000
Paul H. McDonough (Shares)	2/26/2013					0	20,000	40,000	264,200
Paul H. McDonough (Units)	2/26/2013	3,670	0	367,000	734,000
Paul F. Romano (Shares)	2/26/2013					0	11,700	23,400	154,557
Paul F. Romano (Units)	2/26/2013	5,260	0	526,000	1,052,000
Dennis A. Crosby (Shares)	2/26/2013					0	11,700	23,400	154,557
Dennis A. Crosby (Units)	2/26/2013	5,260	0	526,000	1,052,000
Maureen A. Phillips (Shares)	2/26/2013					0	8,600	17,200	113,606
Maureen A. Phillips (Units)	2/26/2013	3,855	0	385,500	771,000

(1)         Consists of 2013-2015 performance units granted under the LTIP.

(2)         Consists of 2013-2015 performance shares granted under the LTIP.

Long-Term Incentive Plan and Awards

All outstanding long-term incentive awards have been granted under the LTIP. The LTIP allows for the award of incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. All awards granted will vest if (1) there is a change in control in OneBeacon and (2) within 24 months of the change in control, the recipient is terminated, other than for cause, or there is an adverse change in the plan. See “-Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans.”  Awards are generally forfeited if the holder terminates employment prior to the end of the award period. Prorated awards may be paid in the event of a termination of employment due to death, disability or retirement. In order to be eligible to receive an award under the LTIP, all executive officers and key employees must enter into a Confidentiality and Non-Solicitation Agreement which prohibits employees from soliciting customers and certain potential customers of the Company and soliciting or hiring employees for a period of 12 months following termination of employment.

Performance Shares

Performance shares are awards of phantom shares which are earned if performance goals established by the Compensation Committee are satisfied over a specified award period. The value earned by an employee pursuant to an award of performance shares is generally equal to the number of shares earned (which is 0-200% of the target number of shares granted) multiplied by the average closing price of a common share for the 5 days preceding the date that the Compensation Committee certifies performance plus any dividends paid prior to the day the Committee meets to certify the performance results and approve payment of the award. Set forth below is a summary of our award cycles outstanding as of December 31, 2013, including the cycle that vested as of December 31, 2013 and was paid out in March 2014.

LTIP Performance Cycle	Minimum (0%) Performance Goal	Target (100%) Performance Goal	Maximum (200%) Performance Goal
2011-2013	4% average annual GBVPS	11% average annual GBVPS	18% average annual GBVPS
2012-2014	3% average annual GBVPS	10% average annual GBVPS	17% average annual GBVPS
2013-2015	6% average annual GBVPS	13% average annual GBVPS	20% average annual GBVPS

Performance Units

Performance units are awards which grant recipients the right to receive, without payment to the Company, an earned value. Performance units are earned to the extent performance goals established by the Compensation Committee are satisfied over a specified award period. The value earned for an award is generally equal to the target number of performance units multiplied by the value of the performance unit as established by the Committee, multiplied by the performance percentage (which may not be more than 200%) as determined by the Committee based on achievement of performance goals. Set forth below is a summary of our award cycles outstanding as of December 31, 2013, including the cycle that vested as of December 31, 2013 and was paid out in March 2014.  The value of all outstanding performance units is $100 per unit.

LTIP Cycle (1)	Minimum (0%) Performance Goal	Target (100%) Performance Goal	Maximum (200%) Performance Goal
2011-2013	SOAECR of 99.5%	SOAECR of 92.5%	SOAECR of 87.5%
2012-2014	AECR of 97.7%	AECR of 93.7%	AECR of 89.5%
2013-2015	SOAECR of 99.5%	SOAECR of 92.5%	SOAECR of 87.5%

(1)         In February 2014, the Committee approved the replacement of the Named Executive Officers’ then-outstanding 2012-2014 performance unit awards with an equivalent number of replacement performance units with performance targets based on SOAECR.  See “-Compensation Discussion & Analysis.”

Stock Options and Restricted Stock Units

We have granted stock options and restricted stock units in the past, but have not used them recently.

Restricted Stock Awards

Restricted Stock Award for Mr. Miller

In May 2011, Mr. Miller was granted 630,000 shares of restricted stock to secure his continued services for an extended period of time. In connection with the grant, Mr. Miller agreed to forego a portion of his expected performance share allocations for six years. This one-time grant of restricted stock to Mr. Miller equaled three times the foregone performance shares. Mr. Miller forfeited 35,000 shares of his 2011 performance share award, his 2012, 2013, and 2014 performance share awards were reduced by 35,000 shares, and his future performance shares will be reduced by 35,000 shares per year continuing through 2016 for an aggregate of 210,000 foregone performance shares. 25% of the shares of restricted stock vested on February 22, 2014, and an additional 25% of the initial grant amount will vest on each of February 22, 2015, 2016 and 2017. In the event of a change in control, the restricted stock would vest if Mr. Miller was terminated other than for cause, was demoted or suffered a material reduction in his compensation opportunity within 24 months of the change in control. In addition, the shares would vest following a change in control if Mr. Miller was required to commute to another office for more than 18 months or was required to relocate his principal residence. Other than following a change in control, in the event of voluntary termination or termination for cause, Mr. Miller would forfeit all unvested shares. If Mr. Miller is terminated without cause, the restricted stock would vest pro-rata based on the period of time from the grant date through Mr. Miller’s termination date with a minimum vesting of 50%, taking into account already vested shares, in lieu of any severance payments.

Restricted Stock Awards for Key Employees

In February 2012, the Committee approved restricted stock awards to certain key employees, including each of Messrs. Romano and Crosby, with a grant date of March 1, 2012. 50% of the restricted stock granted vested on February 28, 2014, and the remaining 50% will vest on February 28, 2015. These awards were made primarily to key employees who are part of our specialty businesses and/or who closely support those businesses.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2013, there were no outstanding stock option awards. The following table summarizes the restricted stock and performance share awards to our Named Executive Officers that were outstanding as of December 31, 2013:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
T. Michael Miller	630,000	9,966,600	171,230	2,882,228
Paul H. McDonough	—	—	40,638	683,891
Paul F. Romano	50,000	791,000	24,083	405,340
Dennis A. Crosby	50,000	791,000	24,083	405,340
Maureen A. Phillips	—	—	17,681	297,585

(1)         Consists of restricted stock awards. See “Restricted Stock Awards.” Restricted stock value is based upon the closing price of the Class A shares on December 31, 2013.  See “-Restricted Stock Award for Mr. Miller” and “Restricted Stock Awards for Key Employees.” 157,500 shares of Mr. Miller’s restricted stock vested on February 22, 2014 and 25,000 shares of restricted stock vested for each of Messrs. Romano and Crosby on February 28, 2014.

(2)         Equity incentive plan awards not yet vested as of December 31, 2013 include:

Name	2012-2014 Performance Shares (at target)	2013-2015 Performance Shares (at target)
T. Michael Miller	88,830	82,400
Paul H. McDonough	20,638	20,000
Paul F. Romano	12,383	11,700
Dennis A. Crosby	12,383	11,700
Maureen A. Phillips	9,081	8,600

Payout value for performance shares are based on the December 31, 2013 closing market price of $15.82, at an estimated payout of 100% of target for the 2013-2015 performance cycle and 97.1% of target for the 2012-2014 performance cycle and includes dividends accrued since the grant date.

Option Exercises and Stock Vested

The following table summarizes the performance share awards for the 2011-2013 cycle that vested in 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
T. Michael Miller	27,361	522,695
Paul H. McDonough	7,621	145,586
Paul F. Romano	4,035	77,077
Dennis A. Crosby	4,035	77,077
Maureen A. Phillips	—	—

(1)         Represents 2011-2013 performance shares which vested on December 31, 2013 and paid out in cash. See “-Compensation Discussion and Analysis.” and “-OneBeacon Long-Term Incentive Plans-Performance Shares.”

(2)         Based on the average closing share price on the 5 trading days prior to the February 25, 2014 Compensation Committee meeting, where performance and payment were certified, plus accumulated dividends through such date. See “-OneBeacon Long-Term Incentive Plans-Performance Shares.”

Deferred Compensation Plan

The Named Executive Officers are eligible to participate in our unfunded, non-qualified plan for the purpose of deferring current compensation (the “Deferred Compensation Plan”). Participants can choose to defer all or a portion of qualifying remuneration payable (consisting of up to 100% of annual bonus and/or long-term incentive compensation), which can be invested in various investment options including the OneBeacon Stock Fund and the White Mountains Stock Fund. None of the investment options offered under the Deferred Compensation Plan provides an above-market rate of interest. As of December 31, 2013, Ms. Phillips had voluntarily deferred compensation into the Deferred Compensation Plan.

Non-Qualified Deferred Compensation for 2013

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE($)
Maureen A. Phillips	118,100	—	16,568	—	134,668

(1)         Represents deferral of incentive compensation payment that otherwise would have been paid in March 2013.

(2)         Represents net appreciation in the participant’s account in the Deferred Compensation Plan resulting from performance of the investment funds into which the deferral was invested at the participant’s election.

Potential Payments Upon Termination or Change in Control

The table below summarizes the amounts that would be payable to our NEOs under our LTIP in the event of involuntary termination, death or disability, or a termination following a change in control as well as severance that would be payable under our offer letters with certain of our NEOs.  The calculations were based on the assumption the terminations occurred on December 31, 2013.

Required Maximum Payouts

Name		Involuntary Termination/ Separation($)(2)	Voluntary Termination/ Retirement($)	Death or Disability($)(3)	Change in Control with Termination($)(4)
T. Michael Miller	LTIP (1)	4,983,300	—	8,588,820	13,710,545
	Severance (5)	—	—	—	—
Paul H. McDonough	LTIP (1)	—	—	724,177	724,177
	Severance (5)	1,200,000	—	—	1,200,000
Paul F. Romano	LTIP(1)	791,000	—	1,218,165	1,525,776
	Severance (5)	400,000	—	—	400,000
Dennis A. Crosby	LTIP (1)	791,000	—	1,218,165	1,525,776
	Severance (5)	1,200,000	—	—	1,200,000
Maureen A. Phillips	LTIP (1)	—	—	523,762	523,762
	Severance (5)	1,525,000	—	—	1,525,000

(1)         Based upon $15.82, the closing price of the Class A shares on December 31, 2013; $1.68 per share representing accumulated dividends for 2012-2014 performance shares and $0.84 per share representing accumulated dividends for 2013-2015 performance shares.

(2)         The amount shown for Mr. Miller includes his restricted stock which would vest pro-rated for time (but at not less than 50%) less any shares previously vested. The amount shown for Mr. Romano and Mr. Crosby includes restricted stock which would vest in full (less any shares previously vested).

(3)         Amounts shown are based on a payout at a 100% performance factor for the 2012-2014 and 2013-2015 performance shares and performance units. All amounts shown are pro-rated through December 31, 2013. Amounts exclude 2011-2013 performance shares and performance units that vested on December 31, 2013. In February 2014, the Compensation

Committee approved replacement awards for 2012-2014 performance units.  See “- Compensation Discussion and Analysis — 2014 Compensation Actions — Performance Units 2014-2016 Performance Cycle.

(4)         All amounts shown for performance shares and performance units are valued at 100% of target for the 2012-2014 and 2013-2015 performance cycles. In the event of termination following a change in control, 100% of Mr. Miller’s restricted stock and Mr. Romano and Mr. Crosby’s restricted stock would vest as of the termination date. Amounts exclude 2011-2013 performance shares and performance units that vested on December 31, 2013. See “-Summary Compensation Table.”

(5)         See “-Employment Offer Letters” for information regarding severance benefits.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events such as retirement, death or disability or a change in control of the Company coupled with involuntary or constructive employment termination or amendment to such plans materially adverse to its participants, may cause stock options to become partially exercisable and performance shares, performance units and restricted stock units to become payable in full or in part as outlined below.

None of our NEOs would have been entitled to receive any compensation with respect to outstanding award grants under our long-term incentive plans in the event of voluntary termination of employment or retirement on December 31, 2013.

In the event of death or disability, the NEOs or their beneficiaries would receive a pro-rated payment based on the number of full or partial months of service during the award period.  For performance shares and performance units, payment is based on an assumed performance factor of 100% regardless of actual performance. For outstanding shares of restricted stock, payment is based on a pro-rated number of shares through the date of death or disability.

In the event of a change in control, followed by involuntary termination, constructive termination, or materially adverse amendment to our long-term incentive plans within 24 months of the change in control (“qualifying events”), for outstanding performance shares and performance units, the Named Executive Officers would receive a pro-rated payment based on the full or partial months that have elapsed during the award period, the greater of the actual performance factor through the end of the quarter prior to the quarter in which the qualifying event occurs and an assumed performance factor of 100%, and, for performance shares, the greater of share price immediately prior to or on the date of the qualifying event. In the event of termination following a change in control, 100% of the unvested shares of restricted stock would vest as of the termination date.

A change in control is defined as (1) a third party acquiring more than 35% of OneBeacon’s common shares and more of OneBeacon’s common shares than White Mountains owns, (2) the continuing directors ceasing to constitute a majority of the OneBeacon board, or (3) OneBeacon disposing of substantially all of its assets to a third party.

In the event of involuntary termination other than for cause for the restricted shares granted to Mr. Miller, payment is based on a pro-rated number of shares through the date of termination (but at not less than 50%).  Unvested restricted shares held by Messrs. Romano and Crosby would vest 100% in the event of involuntary termination other than for cause. In the event of termination for cause, all outstanding long-term incentive awards would be forfeited.

Our long-term incentive plans do not provide for tax reimbursements for excess parachute payments that may result from a change in control.

Severance Agreements

We have no formal severance arrangements with our Named Executive Officers, other than those contained in employment offer letters or pursuant to our long-term incentive plans. Severance benefits for our Named Executive Officers, if any, are as disclosed in “-Employment Offer Letters” or as determined by the Compensation Committee from time to time in its sole discretion.

COMPENSATION OF DIRECTORS

Our directors who are not employed by us or White Mountains are entitled to the following compensation for service on the Board and Board committees:

•                  Annual compensation of $75,000 for each member of the Board;

•                  Additional amounts of $150,000 annually for the Chairman of the Board, $50,000 annually for the Chairman of the Audit Committee, $10,000 annually for each member of the Audit Committee and $7,500 annually for each committee chairperson, other than the Audit Committee Chairman;

•                  Each director receives $2,000 for attending a meeting of the Board; and

•                  $2,000 for attending a meeting of any committee on which he or she serves.

In lieu of cash, directors may elect to receive up to 100% of their annual retainer (up to $75,000) in Class A shares. The number of shares issued to directors who elect to receive them in lieu of cash is determined based upon the closing price of the Class A shares on the date of the annual general meeting. We reimburse our directors for reasonable costs and expenses incurred in connection with attendance at Board and Board committee meetings.

The following table summarizes the compensation earned by our directors who served on the Board during 2013.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Total($)
Morgan W. Davis	87,000	87,000
Lois W. Grady	91,000	91,000
Richard P. Howard	81,000	81,000
Ira H. Malis	109,000	109,000
Lowndes A. Smith	274,500	274,500
Kent D. Urness	155,000	155,000

(1)         For all directors, includes annual Board retainer and meeting fees. Includes Chairman of the Board retainer, Chairman of Compensation Committee retainer and Audit Committee retainer for Mr. Smith. Includes Chairman of Audit Committee retainer for Mr. Urness. Includes Audit Committee retainer for Mr. Malis.

(2)         Directors elected to receive Class A shares in lieu of cash as follows: Messrs. Howard, Smith and Urness and Ms. Grady—$75,000; and Mr. Malis—$37,500. The number of shares received in lieu of cash was determined based on the closing price of the fair market value of the Class A shares on May 22, 2013.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Approval of Related Person Transactions

The Audit Committee, pursuant to its Charter, reviews and approves all related party transactions. For purposes of the Audit Committee’s oversight responsibility, a related party transaction is defined as any transaction that is required to be disclosed in the Company’s proxy statement—a transaction of more than $120,000 in which the Company and a director, executive officer or holder of 5% or more of the Company’s shares (or their immediate family members) are participants and have a direct or indirect material interest. In addition, pursuant to a provision in the Company’s Bye-laws, any transaction between the Company and White Mountains or any officer, director or employee of White Mountains or any of their affiliates must be approved either by (1) a majority of the disinterested directors, or (2) holders of a majority of common shares, excluding common shares held by White Mountains. In the course of its review and approval of a disclosable related party transaction, the Audit Committee or the disinterested directors, as the case may be, considers:

•                  the nature of the related person’s interest in the transaction; and

•                  the material terms of the transaction, including, without limitation, the amount and type of transaction.

Any member of the Audit Committee who is a related person with respect to a transaction under review, or any director or officer of White Mountains who is also a director of the Company, may not participate in the deliberations or vote respecting approval of the transaction, but may be counted in determining the presence of a quorum at a meeting of the Audit Committee or the full Board, as the case may be.

During 2013, no related party transactions were presented to the Audit Committee or full Board for approval.

Transactions with Related Persons

White Mountains

Separation Agreement

In connection with the initial public offering of the Company’s common shares and a related internal reorganization, the Company entered into a Separation Agreement dated November 14, 2006 with White Mountains (“Separation Agreement”) to address a number of operational, administrative and financial matters relating to the fact that OneBeacon would no longer be a wholly-owned subsidiary of White Mountains. These matters included, among others, the administration of payroll, employee benefits programs, deferred compensation and 401(k) plans, OneBeacon’s travel and logistics office, certain information technology assets and functions and certain agreements with respect to finance and tax arrangements. For the year ended December 31, 2013, OneBeacon recorded expenses of approximately $0.4 million and revenues of approximately $2.0 million for services under the Separation Agreement that OneBeacon received from or provided to White Mountains and its subsidiaries, respectively.

Investment Management Agreement with White Mountains Advisors LLC

Pursuant to a Master Investment Management Agreement dated as of October 1, 2010, as amended (the “WMA Agreement”) by and between OneBeacon and White Mountains Advisors LLC (“WM Advisors”), WM Advisors supervises and directs the fixed income and other investment portions of the Company’s and its subsidiaries’ investment portfolio. The Company and its subsidiaries have agreed to pay annual investment management fees generally based on the quarter-end market values held under custody as set forth in the table below:

Assets Under Management	Annual Fee
Investment Grade Fixed Income:
—Up to $1 billion	10.0 basis points
—Next $1 billion	8.5 basis points
—Next $3 billion	7.5 basis points
—Greater than $5 billion	2.5 basis points
High Yield Fixed Income	25.0 basis points
Equities	100.0 basis points
Hedge Funds	100.0 basis points
Private Equities & Deferreds
First 2 years of fund’s life (committed)	100.0 basis points
Thereafter (fair value)	100.0 basis points
Affordable housing credit funds
First year of fund’s life (committed)	100.0 basis points
Thereafter (fair value)	10.0 basis points

WM Advisors is also paid a quarterly fee for treasury management services computed at the annual rate of 1.75 basis points (0.0175%) of the aggregate value of net assets on an annual basis. The Company and its subsidiaries incurred approximately $3.4 million in fees for investment management services provided by WM Advisors under the WMA Agreement and approximately $0.4 million in treasury management fees during 2013.  The WMA Agreement may be terminated by either party upon 60-days prior written notice.

Federal Insurance Indemnity

In December 2003, White Mountains and Fund American Companies, Inc., (now OneBeacon U.S. Holdings (“OBH”)), entered into a General Agreement of Indemnity with Federal Insurance Company (“Federal”), under which Federal agreed to execute judicial and similar bonds on behalf of White Mountains and OBH and their respective subsidiaries. At December 31, 2013, total exposure under the General Agreement of Indemnity for outstanding bonds was $0.4 million, substantially all of which related to bonds issued on behalf of OBH or its subsidiaries.

Prospector Partners, LLC

Investment Management Agreement

Prospector Partners LLC (“Prospector”) supervises and directs the publicly-traded common equity and convertible securities portion of the investment portfolios of the Company and certain of its subsidiaries and employee benefits plans pursuant to an Investment Management Agreement dated as of March 2011, as amended. In November 2009, the qualified pension plan entered into an investment management agreement with Prospector with respect to the management of the assets held by that plan. In December 2009, OneBeacon Insurance Company on behalf of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “KSOP”) entered into an investment management agreement with Prospector with respect to the management of two proprietary funds under the KSOP. In December 2010, OneBeacon and Prospector entered into an investment management agreement pursuant to which Prospector supervises and directs the assets held in trust to fund the Company’s obligations under its frozen non-qualified supplemental plan.

Under the agreements, OneBeacon pays annual management fees to Prospector based on aggregate net assets under management according to the following schedule: 1.00% on the first $200 million; 0.50% on the next $200 million; and 0.25% on amounts over $400 million. The Company incurred approximately $2.0 million, and the Company’s benefit plans incurred approximately $1.2 million, respectively, in fees for investment management services provided by Prospector during 2013. Richard P. Howard, a portfolio manager of Prospector, is a director of the Company.

Prospector-Managed Limited Partnerships

At December 31, 2013, the Company and its subsidiaries had $14.9 million invested in limited partnerships managed by Prospector. Under the limited partnership agreements, Prospector serves as general partner and general manager of the funds and is paid a management fee by the Company. In addition, the Company allocates a portion of its earnings on the Company’s limited partnership interests to Prospector as an incentive fee. The Company incurred approximately $0.4 million in management fees and $0.5 million in incentive fees during 2013.

REPORT OF THE AUDIT COMMITTEE

In connection with the audit of the Company’s financial statements for the year ended December 31, 2013, the Audit Committee has: (1) reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”) the Company’s audited financial statements for the year ended December 31, 2013, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2013 and 2012 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to members at the 2014 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”). It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.onebeacon.com.

Submitted by the Audit Committee

Kent D. Urness, Chairman

Ira H. Malis

Lowndes A. Smith

Patrick A. Thiele

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

The Audit Committee pursuant to its policy pre-approves the scope and fees for all services performed by PwC. Annually, the OneBeacon Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of OneBeacon’s financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (1) at a meeting of the full Audit Committee, (2) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (3) on a per-project basis by the Director of Internal Audit or his/her designee through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Director of Internal Audit makes a full report of all services pre-approved pursuant to the policy at the next regularly scheduled meeting of the Committee.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non audit-related services, such as tax services, are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2013 and 2012 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2013 and 2012 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2013 and 2012:

PwC Fees	2013(4)	2012(4)
Audit Fees(1)	$1,184,044	$1,136,101
Audit-Related Fees(2)	$47,200	$47,143
Tax Fees(3)	$78,627	$215,327
Total	$1,309,871	$1,398,571

(1)         The fees in this category were for professional services rendered in connection with (a) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (b) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (c) audits of the Company’s subsidiaries that are required by statute or regulation, and (d) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(2)         The fees in this category were for professional services rendered in connection with employee benefit plan audits and preparation of Form 5500’s and other regulatory requirements.

(3)         The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(4)         The fees reported include expense reimbursements of $119,423 and $40,650 in 2013 and 2012, respectively. All fees shown are included in aggregate fees billed to White Mountains for services rendered by PwC during 2013 and 2012 as disclosed in White Mountain’s 2014 and 2013 proxy statements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our equity compensation plans that authorize the issuance of the Company’s common shares. This information is provided as of December 31, 2013.

	(A)		(B)	(C)
Plan Category	Number of securities to be Issued upon exercise of Outstanding options, Warrants and rights		Weighted average exercise Price of outstanding options, warrants and rights($)	Number of securities Remaining available for Future issuance under Equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders (1)	502,428	(2)	—	13,444,618
Equity compensation plans not approved by stockholders (3)	—		—	6,425,736
Total	—		—	19,870,354

(1)         Represents shares authorized under the OneBeacon Long-Term Incentive Plan (2007) (“LTIP”).

(2)         Represents the target amount of performance shares outstanding under the LTIP as of December 31, 2013.  The number of performance shares earned could be 0-200% of the target number granted and, although the Company typically settles performance share awards in cash, they may be settled in Class A common shares at the discretion of the Compensation Committee.

(3)         Represents shares authorized under the OneBeacon Long-Term Incentive Plan, which was used to grant IPO options, and under which no awards are currently outstanding. The plan was terminated effective February 26, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% holders are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2013.

PROPOSAL 2

ELECTION OF DIRECTORS OF SPLIT ROCK INSURANCE, LTD.

Bye-law 77 of the Company provides that the members of the Company shall authorize the election of the Board of Directors of any designated subsidiary of the Company, such as Split Rock Insurance, Ltd.

Proposal 2 calls for the authorization of the election of Mr. Christopher G. Garrod (age 42, Director of Conyers Dill & Pearman Limited), and Ms. Sarah A. Kolar (age 38, Secretary and Associate General Counsel of the Company), and Ms. Sheila E. Nicoll (age 58, Senior Vice President of Sirius International Insurance Corporation), and Mr. John C. Treacy (age 50, Chief Accounting Officer and Treasurer of the Company) to the Board of Directors of Split Rock Insurance, Ltd..

None of the director nominees will receive any compensation for their services as a director of Split Rock Insurance, Ltd.

The Board recommends a vote FOR Proposal 2, which calls for the authorization of the election of the director nominees of Split Rock Insurance, Ltd.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are seeking advisory member approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the company’s proxy statement dated April 8, 2014, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board believes that the compensation policies and practices described in the CD&A are effective in achieving the Company’s primary goal of maximizing value over long periods of time, as well as motivating and retaining our key executives. The compensation of our named executives is heavily weighted toward variable long-term compensation the value of which is tied to performance over a number of years.

We urge you to read the CD&A, included in this proxy statement, as well as the 2013 summary compensation table and related compensation tables and narrative, included herein, which provides detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 3, which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 4

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to member approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2014. Further, members are being asked to authorize the Board, acting by the Audit Committee, to negotiate and fix the remuneration to be paid to PwC in connection with the services to be provided to the Company for 2014. Representatives from PwC will attend the 2014 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

PwC has served as the Company’s independent registered public accounting firm for the past 8 years and as White Mountains’ registered public accounting firm for the past 14 years.

The Board recommends a vote FOR Proposal 4, approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2014.

OTHER MATTERS

Inspector of Election

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) has been appointed as Inspector of Election for the 2014 Annual Meeting. Representatives of Broadridge will attend the 2014 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy materials to members sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In the future, we will send only one Notice Regarding the Availability of Proxy Materials to members sharing the same address unless we receive instructions to the contrary from any member at that address. Those members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Secretary at the address provided under the heading “Contact Information” in this Proxy Statement. You also may request copies of our proxy materials on our web site at www.onebeacon.com.

Proposals by Members for the 2015 Annual General Meeting

If you wish to submit a proposal to be considered for inclusion in the Company’s proxy statement relating to the annual general meeting to be held in 2015, your proposal must be received by the Secretary in writing on or before December 9, 2014 and must comply with the requirements of Rule 14a-8 of the Exchange Act.  Under the Company’s Bye-laws, if you wish to nominate a director or bring other business before the members at our 2015 annual general meeting without including your proposal in our proxy statement, you must notify the Secretary in writing between January 21, 2015 and February 20, 2015.  Your notice must contain the specific information required by our Bye-laws, a copy of which is available free of charge to any member who requests a copy.  All written notices should be sent to the Secretary at the address provided under the heading “Contact Information” in this Proxy Statement.

Contact Information

The Company’s corporate secretary may be contacted in writing at: Secretary, OneBeacon Insurance Group, Ltd., 14 Wesley Street, 5th floor, Hamilton HM 11, Bermuda.

By Order of the Board of Directors,

Sarah A. Kolar, Secretary

M70868-P45890 *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Annual Member Meeting to Be Held on May 21, 2014. ONEBEACON INSURANCE GROUP, LTD. Meeting Information Meeting Type: Annual Meeting For holders as of: March 27, 2014 Date: May 21, 2014 Time: 12:00 noon Atlantic Time (11:00 a.m. ET) Location: Tucker's Point Hotel 60 Tucker's Point Drive Hamilton Parish, Bermuda ONEBEACON INSURANCE GROUP, LTD. ATTN: SARAH A KOLAR 601 CARLSON PARKWAY SUITE 600 MINNETONKA, MN 55305 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions.

Proxy Materials Available to VIEW or RECEIVE: M70869-P45890 Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE & PROXY STATEMENT ANNUAL REPORT ON FORM 10-K FOR 2013 How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 7, 2014 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M70870-P45890 Voting Items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) David T. Foy 02) Richard P. Howard 03) Ira H. Malis 04) Patrick A. Thiele The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To authorize the election of the Board of Directors of Split Rock Insurance, Ltd. 3. To approve the advisory resolution on executive compensation. 4. To approve the appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M70871-P45890

ONEBEACON INSURANCE GROUP, LTD. ATTN: SARAH A. KOLAR 601 CARLSON PARKWAY SUITE 600 MINNETONKA, MN 55305 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Atlantic Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Atlantic Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M73918-P45890 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ONEBEACON INSURANCE GROUP, LTD. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the following: All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) David T. Foy 02) Richard P. Howard 03) Ira H. Malis 04) Patrick A. Thiele The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To authorize the election of the Board of Directors of Split Rock Insurance, Ltd. 3. To approve the advisory resolution on executive compensation. 4. To approve the appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ONEBEACON INSURANCE GROUP, LTD. Annual General Meeting of Members Wednesday, May 21, 2014 12:00 noon Atlantic Time (11:00 a.m. ET) Tucker's Point Hotel 60 Tucker's Point Drive Hamiltion Parish, Bermuda Important Notice Regarding the Availability of Proxy Materials for the Annual Member Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K for 2013 are available at www.proxyvote.com. M73919-P45890 This proxy is solicited by the Board of Directors for use at the Annual General Meeting on May 21, 2014 and any adjournment thereof. By signing this proxy, you hereby appoint T. Michael Miller and Paul H. McDonough, and each of them, as proxies with full power of substitution, to vote all common shares you are entitled to vote at the 2014 Annual General Meeting of Members to be held Wednesday, May 21, 2014, at 12:00 noon Atlantic Time (11:00 a.m. ET) and at any adjournment thereof, upon the matters shown on the reverse side and any other matters that may properly come before the meeting or adjournments thereof (subject to any directions indicated on the reverse of this card), and revoke all former proxies. The Common Shares represented by this proxy will be voted as specified, but if no specification is made, the shares will be voted "FOR" each of the Director nominees, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4, and in the discretion of the named proxies on all other matters. Continued and to be signed on reverse side